Exhibit 99.1

Crinetics Pharmaceuticals Reports Third Quarter 2025 Financial Results
and Provides Business Update

PALSONIFY™ (Paltusotine) Launched in the U.S. with Encouraging Early Feedback from Patients and Physicians, and Positive Reimbursement Trends

Reiterates Cash Burn of $340-370M and Cash Runway into 2029

Management Hosting Conference Call at 4:30 p.m. ET Today

SAN DIEGO – November 6, 2025 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a global pharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for endocrine diseases and endocrine-related tumors, today reported financial results for the third quarter ended September 30, 2025.

"September 25, 2025 was a historic day for Crinetics with the approval of Palsonify for the treatment of people with acromegaly,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “For years, acromegaly patients have endured significant challenges with existing therapies. Since approval, our team has executed seamlessly to get Palsonify to patients and the launch is off to a very good start. Healthcare providers both at pituitary centers and in the community have written prescriptions, and we are seeing uptake in patients switching from prior therapies and in those newly initiating medical therapy. With the approval milestone, we are now a fully integrated pharmaceutical company. Five clinical trials across our deep pipeline are advancing and our financial position remains robust. We are executing with speed and focus on our mission to bring life-changing treatments to the patients who need them most."

Third Quarter 2025 and Recent Highlights:
•PALSONIFY was approved by the U.S. Food and Drug Administration (FDA) on September 25, 2025 for the first-line treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. Crinetics’ field force has called on over 95% of the top priority healthcare provider targets. Additionally, approximately 95% of filled prescriptions are from switch patients and 5% are from naïve patients, reflecting the demographics of the acromegaly population. Payer reimbursement has not been a barrier to treatment, with approximately 50% of filled prescriptions reimbursed.
•Presented three abstracts from clinical development programs at North American Neuroendocrine Tumor Society Annual Meeting (NANETS 2025), highlighting neuroendocrine tumor research progress. Crinetics shared data showing investigator-assessed progression free survival rate of 74% following one year of treatment with paltusotine and details from the first-in-human study of the nonpeptide drug conjugate (NDC) candidate CRN09682 in patients with somatostatin receptor 2-expressing tumors.

Key Upcoming Milestones:
•Crinetics expects the first patients to randomize in the CAREFNDR Phase 3 trial of paltusotine in carcinoid syndrome in the fourth quarter of 2025.
•Crinetics is making continued progress on the development program for atumelnant across multiple trials. Crinetics expects the first patients to randomize in the CALM-CAH Phase 3 study in adults with congenital adrenal hyperplasia (CAH) and the BALANCE-CAH Phase 2/3 study in pediatrics in the fourth quarter of 2025. Glucocorticoid reduction data from Cohort 4 of the Phase 2 study and 13-week data from the Phase 2 open-label extension study will be shared early in 2026.
•Planning, including regulatory interactions, for the next study of atumelnant in ACTH-dependent Cushing’s syndrome (ADCS) is underway. Initiation of the Phase 2/3 study is expected to begin in the first half of 2026.
•Crinetics expects the first patient to receive CRN09682 in the dose escalation phase of a Phase 1/2 study in the fourth quarter of 2025. This is the first candidate from the NDC platform and the study will include an expansion phase for the treatment of metastatic or locally advanced SST2-positive neuroendocrine tumors (NETs) and other SST2-expressing solid tumors.
•Based on emerging data from Investigational New Drug (IND)-enabling studies, focus of the thyroid stimulating hormone receptor (TSHR) antagonist program has shifted to bringing forward an alternative candidate with a superior profile. There is also follow-up preclinical work needed on the IND-enabling studies for the SST3 program that will postpone its IND submission.

Third Quarter 2025 Financial Results:
•Revenues were $0.1 million for the quarter ended September 30, 2025. All revenues were derived from the paltusotine licensing agreement with Sanwa Kagaku Kenkyusho Co., Ltd. There were no revenues for the same period in 2024.
•Research and development expenses were $90.5 million for the quarter ended September 30, 2025, compared to $61.9 million for the same period in 2024. The increases were primarily attributable to an increase in personnel costs of $10.9 million and increased clinical and manufacturing activities costs of $10.2 million, driven by the advancement of our clinical programs and the expansion of our preclinical portfolio.
•Selling, general and administrative expenses were $52.3 million for the quarter ended September 30, 2025, compared to $25.9 million for the same period in 2024. The increases were primarily driven by an increase in personnel costs of $10.2 million primarily due to the increase in headcount and an increase in outside services costs of $12.0 million to support our overall growth and the commercial launch of PALSONIFY.
•Net loss for the quarter ended September 30, 2025, was $130.1 million, compared to a net loss of $76.8 million for the same period in 2024.
•Cash, cash equivalents, and investments totaled $1.1 billion as of September 30, 2025, compared to $1.4 billion as of December 31, 2024. Based on current projections, Crinetics expects that its cash, cash equivalents and investments will be sufficient to fund its current operating plan into 2029. For 2025, Crinetics continues to anticipate cash used in operations to be between $340 and $370 million.

Conference Call and Webcast Details
Management will hold a live conference call and webcast today, Thursday, November 6 at 4:30 p.m. ET. To participate, please dial 1-833-470-1428 (domestic) or 1-646-844-6383 (international) and refer to Access Code 166837. To access the webcast, the direct link (here) or visit the Events page of the Crinetics website. Following the live event, the webcast will be archived on the Investor Relations section of www.crinetics.com.

Upcoming Investor Events
Crinetics management will be attending the following events in the coming months:

•2025 Stifel Healthcare Conference, November 11-13 in New York, NY.
•Piper Sandler 37th Annual Healthcare Conference, December 2-4 in New York, NY.
•Citi’s 2025 Global Healthcare Conference, December 2-4 in Miami, FL.
•8th Annual Evercore Healthcare Conference, December 2-4 in Coral Gables, FL.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Crinetics Pharmaceuticals
Crinetics Pharmaceuticals is a global pharmaceutical company committed to transforming the treatment of endocrine diseases and endocrine-related tumors through science rooted in patient needs. Crinetics is focused on discovering, developing, and commercializing novel therapies, with a core expertise in targeting G-protein coupled receptors (GPCRs) with small molecules that have specifically tailored pharmacology and properties.

Crinetics’ lead product, PALSONIFY (paltusotine), is the first once-daily, oral treatment approved by the U.S. FDA for the treatment of adults with acromegaly who had an inadequate response to surgery and/or for whom surgery is not an option. Paltusotine is also in clinical development for carcinoid syndrome associated with neuroendocrine tumors. Crinetics’ deep pipeline of 10+ disclosed programs includes late-stage investigational candidate atumelnant, which is currently in late-stage development for congenital adrenal hyperplasia and ACTH-dependent Cushing’s syndrome. Additional discovery programs address a variety of endocrine conditions such as neuroendocrine tumors, Graves’ disease (including Graves’ hyperthyroidism and Graves’ orbitopathy, or thyroid eye disease), polycystic kidney disease, hyperparathyroidism, diabetes, obesity, and GPCR-targeted oncology indications.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding the Company’s ability to effectively commercialize PALSONIFY, the expected timing of initiation of a Phase 3 program for paltusotine for carcinoid syndrome, a Phase 3 program for atumelnant for CAH and for a Phase 2/3 program of atumelnant for ACTH-dependent Cushing’s syndrome; the plans and timelines for the clinical development of our drug candidates, including the therapeutic potential and clinical benefits or safety profile thereof; the expected timing of additional research pipeline updates or the expected timing of the advancement of those programs; and the expected timing through which our cash, cash equivalents, and short-term investments will fund our operating plans. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “upcoming” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including, without limitation, data that we report may change following completion or a more comprehensive review of the data related to the clinical studies; we may not be able to obtain, maintain and enforce our patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; geopolitical events may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting its clinical studies and preclinical studies, manufacturing and supply chain, or impairing employee productivity; unexpected adverse side effects or inadequate efficacy of the Company’s product candidates that may limit their development, regulatory approval and/or commercialization; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical studies and nonclinical studies; regulatory developments or political changes, including [the ongoing US government shutdown and] policies related to pricing and pharmaceutical drug reimbursement, in the United States and foreign countries; clinical studies and preclinical studies may not proceed at the time or in the manner expected, or at all; the timing and outcome of research, development and regulatory review is uncertain, and Crinetics’ drug candidates may not advance in development; Crinetics may use its capital resources sooner than expected or our cash burn rate may accelerate; any future impacts to our business resulting from geopolitical developments outside our control; and the other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Crinetics can be found under the heading “Risk Factors” in Crinetics’ periodic filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2024. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by applicable law, Crinetics does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CRINETICS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30, 2025		Nine months ended September 30, 2025
STATEMENTS OF OPERATIONS DATA:	2025	2024	2025	2024
Revenues	$143	$—	$1,535	$1,039
Operating expenses:
Research and development	90,464	61,905	247,005	173,590
Selling, general and administrative	52,265	25,892	137,633	71,558
Total operating expenses	142,729	87,797	384,638	245,148
Loss from operations	(142,586)	(87,797)	(383,103)	(244,109)
Total other income, net	12,495	10,969	40,601	26,766
Loss before equity method investment	(130,091)	(76,828)	(342,502)	(217,343)
Loss on equity method investment	—	—	—	(470)
Net loss	$(130,091)	$(76,828)	$(342,502)	$(217,813)
Net loss per share — basic and diluted	$(1.38)	$(0.96)	$(3.66)	$(2.82)
Weighted average shares — basic and diluted	94,215	80,091	93,707	77,173

BALANCE SHEET DATA:	September 30, 2024	December 31, 2024
Cash, cash equivalents and investments	$1,092,291	$1,354,069
Working capital	$1,047,120	$1,315,704
Total assets	$1,196,031	$1,434,592
Total liabilities	$123,862	$109,787
Accumulated deficit	$(1,294,612)	$(952,110)
Total stockholders' equity	$1,072,169	$1,324,805

Investors:
Gayathri Diwakar
Head of Investor Relations
gdiwakar@crinetics.com
(858) 345-6340

Media:
Natalie Badillo
Head of Corporate Communications
nbadillo@crinetics.com
(858) 345-6075